Exhibit 99.1

For Immediate Release

Contact:
Idenix Pharmaceuticals, Inc.
Media: Teri Dahlman (617) 995-9905
Investors: Amy Sullivan (617) 995-9838

IDENIX PHARMACEUTICALS ANNOUNCES THIRD QUARTER AND NINE MONTH FINANCIAL RESULTS

Cambridge, MA; November 02, 2004 - Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral and other infectious diseases, today reported financial results for the third quarter and nine months ended September 30, 2004. For the third quarter ended September 30, 2004, Idenix reported total revenues of $17.2 million, compared with total revenues of $12.7 million in the third quarter of 2003. Total revenues include reimbursements by Novartis Pharma AG of the expenses incurred by Idenix in connection with the development of telbivudine and valtorcitabine, Idenix’s drug candidates for the treatment of hepatitis B, and amortization of the up-front fee received when Novartis licensed the company’s hepatitis B drug candidates in May 2003. Idenix reported a net loss of approximately $7.4 million, or a loss of $0.17 per diluted share for the third quarter ended September 30, 2004, compared to a net loss of approximately $1.4 million, or $0.04 per diluted share for the third quarter ended September 30, 2003.

For the nine months ended September 30, 2004, Idenix reported total revenues of approximately $76.6 million, compared with total revenues of approximately $16.0 million for the nine months ended September 30, 2003. Idenix reported net income of approximately $7.7 million, or $0.19 per diluted share for the nine months ended September 30, 2004, compared to a net loss attributable to common stockholders of approximately $63.7 million, or $2.79 per diluted share for the nine months ended September 30, 2003. The company’s profitability for the nine months ended September 30, 2004 was due to the recognition of a $25 million cash milestone payment by Novartis, which the company received in June 2004. The milestone was attributable to the results obtained by Idenix in a phase I clinical trial of NM 283, Idenix’s lead drug candidate for the treatment of hepatitis C. The company does not expect to sustain near-term profitability.

At September 30, 2004, Idenix’s cash and cash equivalents and marketable securities totaled approximately $174 million.

“Since the end of the second quarter, we have realized several significant accomplishments,” said Jean-Pierre Sommadossi, chairman and chief executive officer of Idenix. “We have advanced our programs for the treatment of hepatitis B virus (HBV) and hepatitis C virus (HCV), completed our initial public offering, and, after the quarter closed, presented positive final data from the phase I clinical trial of NM 283, our lead HCV drug candidate, and positive interim data from our phase IIa clinical trial of NM 283. We are on track to initiate phase IIb clinical trials for NM 283 and a combination trial of valtorcitabine and telbivudine before year end.”

Business Highlights

The accomplishments achieved by Idenix subsequent to June 30, 2004 include:

•	Completion of an initial public offering and concurrent private placement to Novartis raising approximately $132.6 million in proceeds, net of underwriting discounts and offering expenses, in July 2004.

•	Achievement of a 2004 corporate milestone with the filing of an investigational new drug application for NM 107, the active molecule into which NM 283 is converted in the body, for the treatment of hepatitis C in liver transplant patients, in October 2004.

•	Presentation of final results of the phase I dose escalation clinical trial of NM 283, a novel once-daily oral treatment for hepatitis C, at the annual meeting of the American Association for the Study of Liver Diseases (AASLD) in Boston on November 1, 2004. Patients in the final dosing cohort of 800 mg/day achieved a mean viral load reduction of 94 percent in a 15-day treatment period.

•	Presentation of interim results of the ongoing phase IIa clinical trial of NM 283 in combination with pegylated-interferon for 19 patients at week 4 were also announced at AASLD. This interim data is from an ongoing clinical trial evaluating the safety, antiviral activity and pharmacokinetics of the combination treatment of NM 283 and pegylated interferon. Data presented at the conference demonstrate that those patients receiving the combination of NM 283 plus pegylated interferon exhibited a consistent and rapid reduction in levels of HCV in the blood serum evidencing marked antiviral activity.

Additional details regarding the company’s recent data presentations can be found in press releases issued by the company on November 1, 2004.

The company also announced today that David Shlaes, M.D., Ph.D., will resign as an executive officer of the company and become a senior fellow at Idenix. In this role, Dr. Shlaes will continue to assist the company in the conduct of its preclinical activities and with the completion of nonclinical studies required for the anticipated regulatory filings with regard to the company’s drug development programs.

Conference Call Information
 Idenix will hold a conference call today at 4:30 p.m. eastern time. Company management will review the financial results, as well as provide a review of recently presented data and an update on corporate milestones. The call will be available on the company’s website www.idenix.com. Please log in approximately 10 minutes before the call to ensure a timely connection.

About Idenix
 Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX) is a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral and other infectious diseases. Idenix’s current focus is on the treatment of infections caused by hepatitis B virus, hepatitis C virus and human immunodeficiency virus (HIV). Idenix’s headquarters are located in Cambridge, Massachusetts and it has drug discovery operations in Montpellier, France and Cagliari, Italy. For further information about Idenix, please refer to http://www.idenix.com.

Forward-looking Statements
 This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. Statements in this press release other than those that are historical in nature are “forward-looking statements.” Such forward looking statements, which include statements with respect to the potential therapeutic benefits and successful development of the company’s drug candidates and the company’s drug discovery, research and clinical development, regulatory approval processes and commercialization activities, are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. These risks and uncertainties relate to the results of clinical trials and other studies with respect to the drug candidates that the company has under development; the timing and success of submission, acceptance and approval of regulatory filings; the company’s dependence on its collaboration with Novartis Pharma AG; the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the ability of the company to attract and retain qualified personnel; and the company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its drug candidates and its discoveries. These and other risks are described in greater detail in the “Risk Factors” section of the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 and filed with the Securities and Exchange Commission and other filings that the company makes with the Securities and Exchange Commission.

All forward-looking statements reflect the company’s expectations only as of the date of this release and should not be relied upon as reflecting the company’s views, expectations or beliefs at any date subsequent to the date of this release. Idenix anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

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IDENIX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues:
License fees and collaborative research and development — related party	$17,052	$12,585	$76,371	$19,863
License fees and collaborative research and development — other	—	—	—	(4,165)
Government research grants	127	96	259	308

Total revenues	17,179	12,681	76,630	16,006
Operating expenses:
Research and development	19,048	11,411	55,142	34,926
General and administrative	4,205	2,211	10,942	14,720
Sales and marketing	1,840	572	3,653	1,251

Total operating expenses	25,093	14,194	69,737	50,897

Income (loss) from operations	(7,914)	(1,513)	6,893	(34,891)
Investment income, net	521	139	665	308
Other income (expense)	1	1	(1)	(14)

Income (loss) before income taxes	(7,392)	(1,373)	7,557	(34,597)
Income tax benefit	39	—	153	—

Net income (loss)	(7,353)	(1,373)	7,710	(34,597)
Accretion of redeemable convertible preferred stock	—	—	—	(29,074)

Net income (loss) attributable to common stockholders	($7,353)	($1,373)	$7,710	($63,671)

Net income (loss) per share:
Basic	($0.17)	($0.04)	$0.20	($2.79)
Diluted	($0.17)	($0.04)	$0.19	($2.79)
Shares used in calculation of net income (loss) per share:
Basic	44,520	36,424	39,190	22,789
Diluted	44,520	36,424	41,361	22,789

IDENIX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)
(UNAUDITED)

	September 30,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$131,535	$43,485
Marketable securities	19,858	—
Accounts receivable, related party	14,202	11,152
Other current assets	4,840	5,717

Total current assets	170,435	60,354
Property and equipment, net	6,024	4,066
Marketable securities, non-current	22,856	—
Other assets	2,515	2,670

Total assets	$201,830	$67,090

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	$18,515	$18,535
Deferred revenue, related party	9,700	10,756
Other current liabilities	448	664

Total current liabilities	28,663	29,955
Long-term obligations	9,393	10,627
Deferred revenue, related party, net of current portion	41,226	54,239

Total liabilities	79,282	94,821

Stockholders’ equity (deficit)	122,548	(27,731)

Total liabilities and stockholders’ equity (deficit)	$201,830	$67,090